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                                                                    EXHIBIT 5(b)

                               October 26, 1998



The Individual Trustees of
 Whirlpool 401(k) Trust
2000 North State Route 63
Benton Harbor, Michigan 49022

The Board of Directors of
 Whirlpool Corporation
2000 North State Route 63
Benton Harbor, Michigan 49022

Dear Sirs:

     We have been asked by the Individual Trustees (the "Trustees") of the Whirlpool 401(k) Trust (the "Trust") and the management of Whirlpool Corporation (the "Company") to advise them of our opinion with respect to compliance by the Trust and the Whirlpool 401(k) Plan, as restated effective April 1, 1993 (the "Plan"), with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations published thereunder, to date ("ERISA").

     For purposes of this opinion, we have examined pertinent documents and records as we have deemed appropriate, including the Plan and the Trust, as amended, the Rules and Regulations of the Plan, a determination letter dated March 27, 1995, in which the Internal Revenue Service made a favorable determination as to the qualified status of the Plan under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Determination Letter") and the Company's Restated Certificate of Incorporation and By-Laws, as amended. The Company has not requested a determination letter from the Internal Revenue Service subsequent to the Determination Letter as a result of amendments to the Plan and the Trust.

     On the basis of the foregoing, it is our opinion that we are not aware of any circumstances in existence since the issuance of the Determination Letter, or any reason
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why any amendments to the Plan and the Trust adopted since the issuance of the
Determination Letter, which would cause the Plan or the Trust to fail to comply with ERISA.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ Ian S. Kopelman
                                    Ian S. Kopelman
                                    FOR ALTHEIMER & GRAY


ISK/kdf